FOR IMMEDIATE RELEASE

PANAMCO ANNOUNCES MANAGEMENT CHANGES AS
COMPANY PURSUES PROGRAM TO SPUR GROWTH AND
IMPROVE PRODUCTIVITY
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Contacts:

Christian Philco
Panamerican Beverages, Inc.
305 / 856-7100

Paul Verbinnen
Citigate Sard Verbinnen

212 / 687-8080

Miami, FL, October 6, 2000 -- Panamerican Beverages, inc. (NYSE:PB), the largest soft drink bottler in Latin America and one of the world's largest Coca-Cola bottlers, today announced the appointment of William G. Cooling as Chairman and CEO and Henry A. Schimberg as Vice Chairman.

The appointments were announced as Panamco pursues a company-wide restructuring program designed to improve productivity, enhance profitability and strengthen the Company's competitive position in the beverage industry.

Mr. Cooling is a Partner in Atlantic Capital Partners LLC, a private merchant bank engaged in principal investing and private placement of both equity and debt. He formerly was Senior Executive Vice President, Chief of Operations, Specialty Marketing and International Business Development, for the Colgate-Palmolive Company, responsible for businesses both internationally and in the U.S. Mr. Cooling has served on Panamco's Board of Directors for the past five years.

Mr. Schimberg retired in January 2000 as President and CEO of Coca-Cola Enterprises, the world's largest Coca-Cola bottler. During his eight-year tenure, CCE grew its case sales and operating profit substantially faster than industry norms. Mr. Schimberg has served on Panamco's Board of Directors during the past year.

The Company also announced the retirement of Chairman and CEO Francisco Sanchez-Loaeza, who has served the company for 20 years, the last seven in his current capacity.

"With a strong management team in place, and programs underway to streamline our manufacturing infrastructure, now is a good time for me to take the opportunity to retire,"


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said Mr. Sanchez-Loaeza, who is known as Paco. "I am proud of our achievements to date, but I firmly believe the Company is capable of even greater performance levels. The initiatives we are undertaking will make Panamco a stronger company, better positioned to tackle the challenges ahead and to create substantial share owner value in the long term."

"We thank Paco for the major contributions he has made to Panamco over the years," Mr. Cooling said. "He has been tireless in his efforts to expand our franchise in Latin America and to improve the Company's performance. It is a testament to his leadership that we have in place today a strong and talented management team. We will miss his guidance, sound advice and wise counsel, and wish him and his family the very best in their future endeavors."

Alejandro Jimenez will remain in his position as President and COO, and will continue to play his key role toward the planning and realization of the company's goals.

"Our Company's brands are in as strong a position in the countries in which we operate as they have ever been," Mr. Cooling said. "It is the clear goal of this management team to continue to improve our performance and maximize shareholder value."

Panamco's estimated third quarter results show an upward trend from the year before. The Company estimates a Cash Operating Profit for the third quarter of this year, up approximately 13% year over year, and COP margin for the quarter of 18.5, up 100 basis points from last year's 17.5 EPS will be break-even, including a one-time four-cent charge.

Panamco, founded in 1941, is the largest soft drink bottler in Latin America and one of the world's largest bottlers of soft drink products of The Coca-Cola Company. The Company produces and distributes substantially all Coca-Cola soft drink products in its franchise territories in Mexico, Brazil, Colombia, Venezuela, Costa Rica, Nicaragua and Guatemala along with bottled water, beer and other beverages. Panamco is an anchor bottler of The Coca-Cola Company.

Statements made in this press release that are not historical in nature may include "forward-looking statements" within the meaning of U.S. federal securities laws, including statements related to anticipated future earnings and cost savings. It is important to note that these statements involve a number of risks, uncertainties and other factors that could cause Panamco's actual results to differ materially from those included in such forward-looking statements. Information concerning such factors is contained in Panamco's annual Report on Form 20-F for the year ended December 31, 1999, and other documents subsequently filed by Panamco with the U.S. Securities and Exchange Commission (the "SEC"), all of which are available from the SEC.

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